Exhibit 99.1

Game Your Game Launches Altus Sports Group Subsidiary to Expand Into Athlete Management, Sports Marketing, Media and Intellectual Property

New subsidiary, led by an experienced UK-based founding team, will build a connected platform for the sports business, uniting talent representation, athlete branding and marketing

PALO ALTO, Calif., August 25, 2026 — Game Your Game, Inc. (Nasdaq: GYGY) (“GYG” or the “Company”), an AI-powered sports performance technology company, today announced the formation of Altus Sports Group, Inc. (“ASG”), a new majority-owned subsidiary that will expand GYG’s platform beyond golf technology products and into the commercial infrastructure of sports, including talent representation, athlete branding and sports marketing.

ASG is being built to serve as a home for the industry’s leading talent agents and sports marketers, and it is designed to provide them the services, infrastructure and support to grow their practices and deliver more for the athletes and brands they represent. Drawing on the founding team’s relationships across the global sports industry, ASG intends to bring leading agents and practitioners onto the platform, combining their client relationships with shared capabilities in talent representation, branding, marketing, commercial partnerships and technology. GYG will own 70% of ASG, with the remaining 30% held by ASG’s founding UK-based leadership team and employees, aligning management directly with the subsidiary’s long-term performance.

The goal of this collaboration is to connect technology and the athlete economy by combining GYG’s AI-powered digital infrastructure and consumer products to enhance engagement with athletes and fans. Additionally, ASG’s representation and marketing capabilities are utilized to create commercial opportunities for athletes and brands. Together, these businesses aim to create a flywheel effect, where technology attracts athletes, athlete relationships generate audiences and content, audiences create commercial opportunities, and successful commercial and media properties generate new intellectual property and ventures.

“We are moving from simply measuring athletic performance to building an ecosystem around the athlete, combining technology, AI, data, media, marketing and intellectual property,” said Soumya Das, Chairman and CEO of GYG. “We believe this gives us the opportunity to participate in a much larger part of the sports-industry economy. We are pleased to have the opportunity to be doing this through ASG with a founding team whose relationships span the global sports industry.”

ASG will be led by a founding team with deep experience across sports representation, marketing and brand-building: Michele Rinchiuso, CEO; Mohammed Majid, CFOO; Ehsen Shah, CSO; and Patryk Strojny, Advisor. The team, based in the United Kingdom, brings connections and familiarity with athletes, agents, clubs, federations, brands and content rights holders across the global sports industry, and deep operating experience in talent representation, athlete branding and sports marketing.

“Athletes today are their own brands, independent media businesses and entrepreneurs — but the companies that serve them are still largely fragmented,” said Michele Rinchiuso, CEO of ASG. “ASG intends to provide leading agents and marketers in the industry an innovative platform: one that builds a bespoke service offering around them and gives them the resources and reach to grow their practices. Backed by GYG’s technology and public-company resources, we believe we can offer athletes, brands and rights holders something genuinely new. We’re excited to get to work.”

About Game Your Game, Inc.

Game Your Game, Inc. (Nasdaq: GYGY) an AI-powered sports performance technology company. The Company develops and markets the GameGolf KZN AI™ platform — an integrated golf performance ecosystem of proprietary shot-tracking hardware and subscription-based software solutions. The platform leverages advanced GPS tracking, embedded neural network technology, and AI-powered analytics to provide golfers of all skill levels with real-time insights, on-course strategy recommendations, and personalized performance data. Game Your Game’s technology has been adopted by golfers in more than 140 countries, with over 36,000 golf courses mapped and an estimated number of more than 300 million shots tracked across the lifetime of its platforms. The Company is headquartered in Palo Alto, California. For more information, visit www.gameyourgame.com.

About Altus Sports Group, Inc.

Altus Sports Group, Inc., a majority-owned subsidiary of Game Your Game, Inc., was formed to build a connected platform for the sports business across talent representation, athlete branding and sports marketing. For more information, visit www.altus-sports.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s or ASG’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks and uncertainties, including, but not limited to, the Company’s ability to expand beyond performance tracking products and offerings; the Company’s ability to integrate ASG’s business and realize the anticipated benefits therefrom, including cross-selling and growth synergies; the ability of ASG to attract and retain talent agents, clients and key personnel, including ASG’s founding team; the ability of ASG to identify, negotiate, finance and complete any acquisitions, investments or partnerships on acceptable terms or at all; ASG’s ability to effective compete in the sports representation and marketing industries; ASG’s ability to comply with regulatory and league rules applicable to talent representation; ASG’s ability to attract athletes to participate in its platform through the engagement of talent agents and sports marketers; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Registration Statement on Form S-1 (File No. 333-296763) (as amended, the “Registration Statement”), which was declared effective by the SEC on July 28, 2026, and the final prospectus filed with the SEC pursuant to Rule 424(b)(4) that forms a part of the Registration Statement, and other periodic and current reports filed with the SEC from time to time and available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. The Company undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this press release.

Investor and Media Contact

KCSA Strategic Communications

Phil Carlson, Managing Director

GYGY@KCSA.com

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